Exhibit 99(a)(1)(E)

GENIE ENERGY LTD.
OFFER TO EXCHANGE
UP TO 8,750,000 SHARES OF
CLASS B COMMON STOCK, PAR VALUE $0.01 PER SHARE,
FOR
SERIES 2012-A PREFERRED STOCK, PAR VALUE $0.01 PER SHARE

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 5, 2012 UNLESS EXTENDED OR EARLIER TERMINATED (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Genie Energy Ltd. (“Genie” or the “Issuer”) is offering, upon the terms and subject to the conditions set forth in the Offer to Exchange, dated August 2, 2012 (as it may be amended or supplemented from time to time, the “Offer to Exchange”), and the enclosed letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”), with the holder thereof (the “Holder”), one share of Genie Class B common stock, par value $0.01 per share (the “Class B Common Stock”), for one share of Genie Series 2012-A Preferred Stock, par value $0.01 per share (the “Series 2012-A Preferred Stock”), up to 8,750,000 shares in the aggregate. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Offer to Exchange.

We are requesting that you contact your clients for whom you hold shares of Class B Common Stock regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold shares of Class B Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.  Offer to Exchange dated August 2, 2012;

2.  The Letter of Transmittal for your use and for the information of your clients;

3.  A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for shares of Class B Common Stock are not immediately available or time will not permit all required documents to reach the American Stock Transfer & Trust Company, LLC, the Exchange Agent for the Exchange Offer (the “Exchange Agent”) prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.  A form of letter which may be sent to your clients for whose account you hold shares of Class B Common Stock registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5.  Return envelopes addressed to the Exchange Agent.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on September 5, 2012, unless extended or terminated by the Issuer (the “Expiration Date”). Shares of Class B Common Stock tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and certificates representing the shares of Class B Common Stock, if any, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange.

If a registered Holder desires to tender shares of Class B Common Stock, but certificates representing shares of Class B Common Stock are not immediately available, or time will not permit such Holder’s shares of Class B Common Stock or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Offer to Exchange in the section captioned “Terms of the Exchange Offer — Procedures for Tendering — Guaranteed Delivery.”

The Issuer will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Exchange and the related documents to the beneficial owners of shares of Class B Common Stock held by them as nominee or in a fiduciary capacity. The Issuer will pay or cause to be paid all stock transfer taxes applicable to the exchange of shares of Class B Common Stock pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

Genie Energy Ltd.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL.

Enclosures